Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 2nd day of February, 2017

AMONG:

GREEN DRAGON WOOD PRODUCTS, INC. a corporation organized under the laws of the State of Florida, with offices located at Unit 312, 3rd Floor, New East Ocean Centre, 9 Science Museum Road, Kowloon, Hong Kong ("Green Dragon")

AND:

ZEECOL ACQUISITION LIMITED, a corporation formed pursuant to the laws of New Zealand and a wholly owned subsidiary of Green Dragon (the "Acquirer")

AND:

ZEECOL LIMITED, a New Zealand Corporation which was incorporated under the Companies Act 1993 (New Zealand) (on September 12, 2011) ("Zeecol")

AND:

Coeus Limited (“Coeus”), Mildred Ann Olivet (“Olivet”), Russell Pearl Covarrubia ("Covarrubia"), Shirley Marshall ("Marshall"), Anthony Channon Baxter (“Baxter”) and Jennifer Catherine Campbell (“Campbell”), being the owners of 100% of the issued and outstanding capital stock of Zeecol (Coeus, Olivet, Covarrubia, Marshall and Baxter are hereinafter referred to as the "Zeecol Shareholders").

WHEREAS:

A.           The Zeecol Shareholders own 1,000,000 shares of Zeecol, being 100% of the presently issued and outstanding shares of Zeecol ("Zeecol Shares");

B.           Green Dragon is a reporting company whose common stock is quoted on the OTC Pink Sheets under the following symbol “GDWP”;

C.           The respective Boards of Directors of Green Dragon, Zeecol and the Acquirer deem it advisable and in the best interests of Green Dragon, Zeecol and the Acquirer that the Acquirer merge with and into Zeecol (by way of a short form amalgamation under section 222(2) of the Companies Act 1993 (NZ)) (the "Merger") pursuant to this Agreement and the Articles of Merger (being an amalgamation proposal for the purposes of the Companies Act 1993 (NZ)), and the applicable provisions of the laws of New Zealand (the Companies Act 1993 (NZ));

D.           It is intended that the Merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

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E.           Contemporaneously with the Merger, Green Dragon will acquire 100% of the shares in Zeecol from the Zeecol Shareholders in exchange and in consideration for the issue of 116,561,667 shares of common stock in Green Dragon, par value $0.001 per share of Green Dragon common stock, to the Zeecol Shareholders as set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1           At the Closing, the Acquirer shall be merged with and amalgamated into Zeecol pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and Zeecol, as it exists from and after the Closing, shall be the surviving company (the “Surviving Company”).

Effect of the Merger

1.2           At Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to Zeecol or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of Zeecol and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of Zeecol and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of Zeecol and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of Zeecol or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Certificate of Incorporation; Bylaws; Directors and Officers

1.3           The constitution of the Surviving Company from and after the Closing shall be the Constitution of Zeecol until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the Companies Act 1993 (New Zealand). The Directors of the Surviving Company shall continue to be the Directors of Zeecol as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by the Companies Act 1993 (New Zealand).

Exchange of Securities

1.4	Green Dragon and the Zeecol Shareholders agree that, at the Closing and contemporaneously with the Merger, all of the Zeecol Shares will be acquired by Green Dragon in exchange for a total of 116,561,667 shares of common stock, par value $0.001 per share, of Green Dragon ("Acquisition Shares") to be issued at Closing at an exchange rate of 116.561667 Green Dragon shares for each Zeecol Share (116.561667:1) as set out in the table in Article I, paragraph 1.4(c) below and as follows:

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(a)	Delivery of Zeecol Shares. At the Closing and contemporaneously with the Merger and the issue of the Acquisition Shares as set out in Article I, paragraph 1.4(b) below, each Zeecol Shareholder shall deliver a duly executed transfer of all of the issued and outstanding Zeecol Shares owned by such shareholder so as to make Green Dragon the sole owner thereof, free and clear of all claims and encumbrances.

(b)	Issue of Green Dragon Shares. At the Closing and contemporaneously with the Merger and the transfer of Zeecol Shares to Green Dragon as set out in Article I, paragraph 1.4(a) above, Green Dragon shall issue and deliver to the Zeecol Shareholders certificates representing all of the Acquisition Shares to be issued in exchange for the Zeecol Shares, as set out in the table in Article I, paragraph 1.4(c) below. In the alternative, Green Dragon may deliver to the Zeecol Shareholders duly executed instructions to its transfer agent for the immediate issuance of the Acquisition Shares.

(c)	The following numbers of Green Dragon shares will, at Closing and as described in Article I, paragraphs 1.4(a) and (b), be delivered to the Zeecol Shareholders in exchange for the Zeecol Shares:

Shareholder	Number of Zeecol Shares	Percentage	Number of Acquisition Shares	Percentage
Coeus	980,000	98.00%	114,230,434	98.00%
Olivet	5,000	0.50%	582,808	0.50%
Covarrubia	5,000	0.50%	582,808	0.50%
Marshall	5,000	0.50%	582,808	0.50%
Baxter	2,500	0.25%	291,404	0.25%
Campbell	2,500	0.25%	291,404	0.25%
Total	1,000,000	100.00%	116,561,667	100.00%

Adherence with Applicable Securities Laws

1.5           The Zeecol Shareholders agree that they are acquiring the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective registration statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is to Green Dragon;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933,as amended, provided by Rule 144 thereunder; or

(c)	the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Green Dragon an opinion of counsel to that effect or such other written opinion as may be reasonably required by Green Dragon.

The Zeecol Shareholders acknowledge that the certificates representing the Acquisition Shares shall bear the following legend:

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NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

1.6 CLOSING.

(a) Closing shall take place on or before February 10, 2017 (unless such date is extended by the mutual agreement between Green Dragon and the Zeecol Shareholders) at the offices of Sheppard Mullin, Richter & Hampton LLP, or at such other place as the parties may mutually select, including via the electronic exchange of signatures.

(b) In addition to the share transfers to be delivered to Green Dragon pursuant to Article I, paragraph 1.4(a) above, Zeecol shall deliver or cause to be delivered to Green Dragon the following documents at or before Closing:

(1) Certified copy of the Minutes of the Meeting of the Board of Directors of Zeecol ratifying and approving this Agreement, the Merger and the Closing thereof;

(2) Certificate of good standing reflecting that Zeecol is a corporation in good standing under the Laws of New Zealand;

(3) Any and all other documents which may be reasonably requested by Green Dragon to effect and close this transaction.

(c) The Acquirer shall deliver or cause to be delivered to Green Dragon the following documents at or before Closing:

(1) Certified copy of the Minutes of the Meeting of the Board of Directors of the Acquirer ratifying and approving this Agreement, the Merger and the Closing thereof;

(2) Certificate of good standing reflecting that the Acquirer is a corporation in good standing under the Laws of New Zealand;

(3) Any and all other documents which may be reasonably requested by Green Dragon to effect and close this transaction.

(d) The Acquirer shall deliver or cause to be delivered to Zeecol the following documents at or before Closing:

(1)	director's resolution signed by the Acquirer's director approving the Merger as required by section 222(2)(a) of the Companies Act 1993 (NZ);
(2)	director's certificate signed by the Acquirer's director that Zeecol will satisfy the solvency test immediately after the Merger has become effective plus the ground for the director's belief that this will be the case as required by section 222(5) of the Companies Act 1993 (NZ);

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(3)	director's certificate signed by the Acquirer's director that the Merger has been approved in accordance with the Companies Act 1993 (NZ) and with the Acquirer's constitution as required by section 223(c) of the Companies Act 1993 (NZ); and
(4)	any and all other documents which may be reasonably requested by Zeecol to effect and close this transaction.

(e) In addition to the share certificates or transfer agent instructions to be delivered to the selling Zeecol Shareholders pursuant to Article I, paragraph 1.4(b) above, Green Dragon shall deliver to Zeecol the following documents at or before Closing:

(1) The executed agreement, a form of which is attached hereto as Exhibit “A”, wherein Kwok Leung “Stephen” Lee (“Mr. Lee”) returns 20,120,000 shares of common stock of Green Dragon which he owned back to Green Dragon’s authorized capital (the “Return of Equity to Authorized Capital Agreement”);

(2) Certified resolutions of the Board of Directors of Green Dragon ratifying and approving this Agreement (and all transactions contemplated by it), the Merger and the Closing thereof and expressly authorizing the issuance of the Acquisition Shares as required by this Agreement;

(3) A certificate of good standing of Green Dragon reflecting that Green Dragon is in good standing under the laws of the state of its incorporation;

(4) A copy of the Articles of Amendment of the Series A Preferred Stock (the "Articles of Amendment"), a form of which is attached hereto as “Exhibit B”, as filed with the Florida Secretary of State, wherein the Articles of Amendment will modify the rights of the holders of Series A Preferred Stock of the Company, the only holder of such shares being Mr. Lee (the “Holder”). Each share of Series A Preferred Stock shall exist until the date that is six (6) months from the date of filing the Articles of Amendment (the “Expiration Date”), unless extended in certain circumstances as set forth therein. On or prior to the Expiration Date, Green Dragon has the option to cause the Holder to redeem all of the 2,000,000 shares of Series A Preferred Stock held by the Holder to Green Dragon in exchange for the business (including all of the assets and the liabilities) of Green Dragon that existed just prior to February 2, 2017, (the “Existing Green Dragon Business”) (the “Mandatory Redemption”). Additionally, on or prior to the Expiration Date, the Holder may redeem his shares of Series A Preferred Stock by redeeming all of his shares of Series A Preferred Stock to Green Dragon in exchange for the Existing Green Dragon Business (the “Holder Optional Redemption”). or prior to the Expiration Date, the Holder has the option to convert all of the shares of Series A Preferred Stock he owns into a number of shares of Common Stock to be mutually agreed upon by and between the Holder and Green Dragon at the time of conversion; provided, however, that the Holder shall be entitled to receive at least a minimum of $500,000 worth of shares of Common Stock, based on the fair market value of such Common Stock on the date of conversion;

(5) Any and all other documents as may be reasonably required by the Zeecol Shareholders to close this Agreement.

(f) Green Dragon shall deliver the executed Convertible Promissory Note in the amount of $300,000 issued to Mr. Lee (the “Lee Note”), a form of which is attached hereto as “Exhibit C.”

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1.7. OFFICERS AND DIRECTORS.

It is the intent of the parties that immediately after the Closing, as soon as practicable, Green Dragon shall cause the current officers and directors of Green Dragon to resign and to be replaced by designees of Zeecol. Green Dragon shall undertake the steps necessary to elect or appoint the Zeecol designees, including the filing of a proxy statement with the Securities and Exchange Commission. Immediately after the Closing, Green Dragon shall have a Board of Directors consisting of Messrs. William Mook and Stephen Lee. Mr. Lee has committed to serve on the board of the public company for a minimum of 90 days following the Closing.

1.8 CORPORATE NAME CHANGE.

It is the intent of the parties that after the Closing, as soon as practicable, Green Dragon shall undertake the steps necessary (including the filing of a proxy statement with the Securities and Exchange Commission and all steps required by the Secretary of State of Florida) to change its corporate name to "Zeecol International, Inc.”

1.9 CURRENT REPORT DISCLOSURE.

Within four (4) business days of the execution of this Agreement, Green Dragon shall file a current report on Form 8-K disclosing the execution of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF

GREEN DRAGON

Green Dragon, intending the Zeecol Shareholders to rely thereon, represents, warrants and agrees as follows:

3.1. Green Dragon is, as of the date of this Agreement, a validly existing corporation in good standing, duly organized pursuant to the laws of the State of Florida, with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and to the best of its knowledge it possesses all necessary permits and licenses required in connection with the conduct of its business.

3.2. The conduct of Green Dragon's present business is, to the best of its knowledge, in material compliance with all applicable, federal, state and local governmental statutes, rules, regulations, ordinances and decrees.

3.3. Pursuant to its Articles of Incorporation, as amended, Green Dragon is authorized to issue 450,000,000 shares of Common Stock, of which 23,725,000 shares are presently issued and outstanding. Green Dragon is authorized to issue 50,000,000 shares of preferred stock, of which 2,000,000 Series A Preferred Shares are presently issued and outstanding; There are no outstanding subscriptions, options, warrants or other agreements or commitments obligating Green Dragon to issue or to sell any additional shares of its stock or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class.

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3.4. Upon issuance of the Acquisition Shares to the Zeecol Shareholders, the Zeecol Shareholders will become the owners of a total of 116,561,667 shares of Green Dragon's authorized, issued and outstanding Common Stock.

3.5. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Green Dragon; any indenture, other agreement or instrument to which the corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the corporation, its securities or its properties.

3.6. Green Dragon is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of its stock or to any agreement that affects the voting rights of any of its stock, nor has such company made any commitment of any kind relating to the issuance of shares of any of its stock, whether by subscription, right of conversion, option or otherwise.

3.7. Green Dragon, to the best of its knowledge, has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed, in correct form; federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; to the extent that tax liabilities have accrued, but have not become payable, they are adequately reflected as liabilities on the books of the company; and Green Dragon is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Green Dragon.

3.8. There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Green Dragon, which might result in a material adverse change in the future financial condition or operations of Green Dragon other than as previously disclosed to Zeecol or reflected in Green Dragon's audited financial statements provided to Zeecol.

3.9. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained.

3.10. No transactions have been entered into either by or on behalf of Green Dragon, other than in the ordinary course of business, nor have any acts been performed (including within the definition of the term "performed" the failure to perform any required acts) which would adversely affect the goodwill of Green Dragon.

3.11. The entering into this Agreement and the performance thereof has been duly and validly authorized by all required corporate action.

3.12. At Closing, Green Dragon shall not have any debt or liability nor any contract or commitment, which will require the payment of any sum, other than as described in Green Dragon’s public filings with the Securities and Exchange Commission (the “SEC Filings”).

3.13. The Audited Financial Statements for Green Dragon (all available on EDGAR) were prepared in conformity with generally accepted accounting principles consistently applied during the periods, and present fairly the financial position, results of operations, and changes in financial position, of Green Dragon.

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3.14. Except as set forth in the Audited Financial Statements of Green Dragon, Green Dragon is the owner, free and clear of any liens, pledges, or encumbrances, of all of the property and assets set forth in its balance sheets;

3.15. Green Dragon has no material liabilities or obligations except those disclosed in the Audited Financial Statements of Green Dragon and does not have any knowledge of facts, which would require the setting up of additional reserves with respect thereto;

3.16. Green Dragon is not in default under or in breach of the provisions of any debt, security, mortgage, indebtedness, material contract, or agreement to which it is a party or by which it is bound, which default or breach would materially adversely affect its business or properties or condition, financial or otherwise, or would result in the creation of a lien or charge upon any of the properties or assets of Green Dragon;

3.17. No waiver, indulgence or postponement of any of the obligations of Green Dragon has been granted by any obligee;

3.18. There exists no event, current condition, or act which, with the giving of notice of the lapse of time or the happening of any other event or condition, would become a default under or breach of any such debt, security, mortgage, indebtedness, or material contract, or would result in the creation of a lien or charge upon the properties or assets of Green Dragon as reflected in its Audited Financial Statements. None of the terms of any debt, security, mortgage indebtedness or other material contract or any other contract agreement would prevent the consummation of the Closing of this Agreement;

3.19. There has been no adverse material change in the business or financial position and no event, condition or state of facts which materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of Green Dragon;

3.20. There are no loans, accrued obligations, liabilities, claims, or contractual obligations owed by Green Dragon to any of its Officers, Directors, or Stockholders other than the Lee Note;

3.21. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning, building, or licensing ordinances affecting the real property or any significant leasehold interests of Green Dragon, pending or threatened, which might affect the business, financial condition, or earnings of Green Dragon;

3.22. Other than as described in the SEC Filings, Green Dragon does not have any debts and liabilities over $10,000 nor any contracts or commitments which will require the payment of over $10,000 which will survive the Merger.

3.23. The shares of Green Dragon being acquired by the Zeecol Shareholders hereby are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. There are no adverse claims against such shares or liens and encumbrances thereon. There are no agreements between Green Dragon and any other individual or entity which would prevent or affect the consummation of the transaction provided for in this Agreement;

3.24. The corporate record book of Green Dragon is complete and contains all amendments to the Articles, Bylaws and all Minutes of meetings of its Directors and Shareholders; and

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3.25. This Agreement and any Exhibits to this Agreement and all documents delivered to Zeecol and the Zeecol Shareholders at the Closing in connection with this transaction are true and correct. The representations and warranties made by Green Dragon in this Agreement contain no untrue statements of material facts and do not omit to state a material fact necessary to make the statements contained herein not misleading. Notwithstanding any investigation that may be made by Zeecol and/or the Zeecol Shareholders, all representations and warranties of Green Dragon made in this Agreement shall be deemed to have been made both at the time of the execution of this Agreement and at the Closing and shall survive the Closing of this Agreement.

The foregoing representations, warranties and agreements shall be true and correct as of the effective date of the reorganization. Such representations, warranties and agreements shall survive the reorganization until July 30, 2017. None of such representations, warranties and agreements contain on the date hereof, or shall contain as of the effective date of the reorganization, any false or misleading statement of a material fact or omit to state any material fact necessary in order to make the representations, warranties and agreements that are made not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF

ZEECOL

Zeecol and the Zeecol Shareholders, intending Green Dragon to rely thereon, represents and warrants as follows:

4.1. Zeecol is, as of the date of this Agreement, a validly existing corporation in good standing, duly organized pursuant to the laws of New Zealand with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and it possesses all necessary permits and licenses required in connection with the conduct of its business.

4.2. The conduct of Zeecol's business is, to the best of its knowledge, in material compliance with all applicable, federal, state and local governmental statutes, rules, regulations, ordinances and decrees.

4.3. Pursuant to its constitution Zeecol is authorized to issue 1,000,000 shares of no par value, of which 1,000,000 shares are issued and outstanding. There are no other authorized or outstanding equity or debt securities of Zeecol of any kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the corporation, to issue or to sell any additional shares of Zeecol's stock or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class.

4.4. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the constitution of Zeecol; any indenture, other agreement or instrument to which such corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the corporation, its securities or its properties.

4.5. Zeecol is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the stock or to any agreement that affects the voting rights of any of the stock, nor is there any commitment of any kind relating to the issuance of shares of any of its stock, whether by subscription, right of conversion, option or otherwise.

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4.6. Zeecol is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discounts for quantity or for cash payment.

4.7. Zeecol has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed in correct form; all federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; to the extent that tax liabilities have accrued, but have not become payable, they are adequately reflected as liabilities on the books of such company; and Zeecol is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment been asserted against Zeecol.

4.8. There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Zeecol, which might result in a material adverse change in the future financial condition or operations of Zeecol other than as previously disclosed to Green Dragon or reflected in Zeecol's financial statements provided to Green Dragon.

4.9. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained.

4.10. No transactions have been entered into either by or on behalf of Zeecol, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term "performed" the failure to perform any required acts) which would adversely affect the goodwill of Zeecol.

4.11. The entering into of this Agreement and the performance thereof have been duly and validly authorized by all required corporate action and do not require any consents other than such as have been unconditionally obtained.

4.12. Zeecol is the owner, free and clear of any liens, pledges, or encumbrances, of all of its property and assets;

4.13. Zeecol has no material liabilities or obligations except for a NZD$500,000 convertible note owned by Coeus. Zeecol does not have any knowledge of facts that would require the setting up of additional reserves with respect thereto;

4.14. Zeecol is not in default under or in breach of the provisions of any debt, security, mortgage, indebtedness, material contract, or agreement to which it is a party or by which it is bound, which default or breach would materially adversely affect its business or properties or condition, financial or otherwise, or would result in the creation of a lien or charge upon any of the properties or assets of Zeecol;

4.15. No waiver, indulgence or postponement of any of the obligations of Zeecol has been granted by any obligee.

4.16. There exists no event, current condition, or act which, with the giving of notice of the lapse of time or the happening of any other event or condition, would become a default under or breach of any such debt, security, mortgage, indebtedness, or material contract, or would result in the creation of a lien or charge upon the properties or assets of Zeecol. None of the terms of any debt, security, mortgage indebtedness or other material contract or any other contract or agreement would prevent the consummation of the Closing of this Agreement.

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4.17. There has been no adverse material change in the business or consolidated financial position, and no event, condition or state of facts which materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of Zeecol.

4.18. With the exception of NZD $500,000 in shareholder loans to Coeus, there are no loans, accrued obligations, liabilities, claims, or contractual obligations owed by Zeecol to any of its Officers, Directors, or Stockholders.

4.19. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning, building, or licensing ordinances affecting the real property or any significant leasehold interests of Zeecol and its subsidiary, pending or threatened, which might affect the business, financial condition, or earnings of Zeecol.

4.20. With the exception of the shareholder loans mentioned in paragraph 18, Zeecol does not have any debts and liabilities over $5,000 nor any contracts or commitments which will require the payment of over $5,000 which will survive the reorganization.

4.21. The shares of Zeecol owned by the Zeecol Shareholders hereby are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. To the best of Zeecol's knowledge, the Zeecol Shareholders are the legal and beneficial owners of the shares claimed to be owned by them and, to the best of Zeecol's knowledge, there are no adverse claims against such shares or liens and encumbrances thereon. To the best of Zeecol's knowledge, there are no agreements between any of the Zeecol Shareholders and any other individual or entity which would prevent or affect the consummation of the transaction provided for in this Agreement.

4.22. The corporate record book of Zeecol is complete and contains all amendments to the constitution and all Minutes of meetings of Directors and Shareholders.

4.23 Attached as Exhibit 4.23 are the financial statements of Zeecol for the year ended March 31, 2016, as audited by Nexia Christchurch Limited. Such financial statements present fairly the financial position, results of operations, and changes in financial position of Zeecol for the periods presented. As of March 31, 2016, Zeecol had no material liabilities or obligations except those disclosed in the financial statements presented and did not have any knowledge of facts, which would require the setting up of additional reserves with respect thereto.

4.24. This Agreement and any Exhibits to this Agreement and all documents delivered to Green Dragon by Zeecol at the Closing in connection with this transaction are true and correct. The representations and warranties made by Zeecol in this Agreement contain no untrue statements of material facts and do not omit to state a material fact necessary to make the statements contained herein not misleading.

Notwithstanding any investigation that may be made by Green Dragon, all representations and warranties of Zeecol and the Zeecol Shareholders made in this Agreement shall be deemed to have been made both at the time of the execution of this Agreement and at the Closing and shall survive the Closing of this Agreement.

The foregoing representations, warranties and agreements and those contained in Article I, Paragraph 4 above shall be true and correct as of the effective date of the reorganization. Such representations, warranties and agreements shall survive the reorganization until July 30, 2017.

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None of such representations, warranties and agreements contain on the date hereof, or shall contain as of the effective date of the reorganization, any false or misleading statement of a material fact or omit to state any material fact necessary in order to make the representations, warranties and agreements contained herein not misleading.

ARTICLE V

CONDUCT OF GREEN DRAGON BEFORE CLOSING

5.1. From the execution of this Agreement to Closing, Green Dragon shall not take any action, or enter into any agreement, that would constitute or cause any inducement, representation or warranty of Green Dragon contained in this Agreement to become untrue, nor take any action or enter into any agreement that would constitute or cause a breach of this Agreement. Specifically, but not in limitation of the foregoing, Green Dragon shall not:

(a) enter into any employment or consulting agreement or otherwise create any employment relationship or salary/wage/compensation/remuneration liability;

(b) amend its Articles of Incorporation and/or By-Laws, except as described in Article I, paragraph 1.6(e)(4) above;

(c) issue or agree to issue any stock or other securities, including any right, warrant or option to purchase or otherwise acquire any of its stock or securities;

(d) issue any bonds, debentures, notes or other evidences of indebtedness;

(e) declare or pay any dividend (whether in cash, property, or securities);

(f) purchase or redeem any of its stock, other than as set forth in the Return of Equity to Authorized Capital Agreement;

(g) enter into any Agreement, whether written or oral, which shall survive the Closing except agreements which are executed in the ordinary course of business; or

(h) sell, lease, or encumber, or enter into any agreement to do any of the foregoing with respect to any real or personal property owned by it except in the ordinary course of business.

Green Dragon will use its best efforts to preserve intact the business organization of Green Dragon, to keep available to it the services of its present officers and employees, to preserve its present relationships with persons having significant business relations with it, to maintain all of its properties in customary repair and condition and to maintain insurance policies in respect of its business and properties consistent with current practice.

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ARTICLE VI

CONDUCT OF ZEECOL BEFORE CLOSING

6.1. From the execution of this Agreement to Closing, Zeecol shall not take any action, or enter into any agreement, that would constitute or cause any inducement, representation or warranty of Zeecol contained in this Agreement to become untrue, nor take any action or enter into any agreement that would constitute or cause a breach of this Agreement. Specifically, but not in limitation of the foregoing, Zeecol shall not:

(a) enter into any employment/consulting or consulting agreement or otherwise create any employment relationship or salary/wage/ compensation/remuneration liability;

(b) amend its constitution, except as necessary to effectuate the Merger;

(c) issue or agree to issue any stock or other securities, including any right, warrant or option to purchase or otherwise acquire any of its stock or securities;

(d) issue any bonds, debentures, notes or other evidences of indebtedness;

(e) declare or pay any dividend (whether in cash, property, or securities);

(f) purchase or redeem any of its stock;

(g) enter into any Agreement, whether written or oral, which shall survive the Closing except agreements which are executed in the ordinary course of business;

or

(h) sell, lease, or encumber, or enter into any agreement to do any of the foregoing, any real or personal property owned by it except in the ordinary course of business.

Zeecol will use its best efforts to preserve intact the business organization of Zeecol, to keep available to it the services of its present officers and employees, to preserve its present relationships with persons having significant business relations with it, to maintain all of its properties in customary repair and condition and to maintain insurance policies in respect of its business and properties consistent with current practice.

ARTICLE VII

CONDUCT OF PARTIES PENDING CLOSING

7.1. Green Dragon and Zeecol each agree to give to the other and the authorized representatives of the other full access to all the premises and books and records of it and to furnish the other with such financial and operating data and other information with respect to the business and properties of it as the other shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the other.

In the event of termination of this agreement, Zeecol and Green Dragon will each return to the other all documents, work papers and other material obtained from the other in connection with the transactions contemplated hereby and will use all reasonable efforts to keep confidential any information obtained pursuant to this agreement unless such information is readily ascertainable from public or published information or trade sources.

7.2. Each of Zeecol and Green Dragon shall use its best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the Zeecol Shareholders or Green Dragon, as the case may be, to consummate the transactions contemplated in this Agreement (including the Merger).

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ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF GREEN DRAGON

The obligations of Green Dragon to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing date, of the following conditions, any one or more of which may be waived by Green Dragon in its sole discretion:

8.1. All representations and warranties made by Zeecol and the Zeecol Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing date as if again made by Zeecol and the Zeecol Shareholders on and as of such date, and, if the Closing date is other than the date hereof, Green Dragon shall have received a certificate dated the Closing date and signed by Zeecol and the Zeecol Shareholders to that effect.

8.2. Zeecol, the Acquirer and the Zeecol Shareholders shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing date.

8.3. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Zeecol shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

8.4. During the period from the date hereof to the Closing date, there shall not have been any event, development, occurrence or change that has had or could reasonably be expected to have a material adverse effect on the financial position of Zeecol.

8.5. Green Dragon shall have received such other duly executed certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as Green Dragon or its counsel may reasonably request.

8.6. All certificates, instruments and other documents required to be executed or delivered by or on behalf of Zeecol and the Zeecol Shareholders under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Zeecol and the Zeecol Shareholders in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Green Dragon.

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ARTICLE IX

CONDITIONS TO OBLIGATIONS

OF ZEECOL AND THE SELLING

ZEECOL SHAREHOLDERS

The obligations of Zeecol, the Acquirer and the Zeecol Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing date, of the following conditions, any one or more of which may be waived by Zeecol and the Zeecol Shareholders.

9.1. All representations and warranties made by Green Dragon in this Agreement shall be true and correct in all material respects on and as of the Closing date as if again made by Green Dragon on and as of such date, and if the Closing date is other than the date hereof, Zeecol shall have received a certificate dated the Closing date and signed by the President of Green Dragon to that effect.

9.2. Green Dragon and the Acquirer shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing date, and Zeecol shall have received a certificate dated the Closing date and signed by the President of Green Dragon to that effect.

9.3. All consents, waivers, authorizations and approvals required in order for Green Dragon to deliver its shares as required hereunder shall have been duly obtained and shall be in full force and effect on the Closing date.

9.4. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

9.5. During the period from the date hereof to the Closing date, there shall not have been any event, development, occurrence or change that has had or could reasonably be expected to have a material adverse effect on the financial position of Green Dragon.

9.6. Zeecol shall have received such other duly executed certificates, instruments and documents in furtherance of the transactions contemplated by this agreement as Zeecol or its counsel may reasonably request.

9.7. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Green Dragon and the Acquirer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Green Dragon and the Acquirer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Zeecol.

9.8. Each of the officers and directors of Green Dragon, other than Mr. Lee, shall have tendered his or her resignations as officers and directors of Green Dragon on or before the date set for closing.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

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(a) by the mutual written consent of Green Dragon and Zeecol;

(b) by Green Dragon if all the conditions set forth in Article VIII of this Agreement shall not have been satisfied or waived on or before the Closing date;

(c) by the Zeecol Shareholders, if all the conditions set forth in Article IX of this Agreement shall not have been satisfied or waived on or before the Closing date;

(d) by the Zeecol Shareholders or Green Dragon if the other party or parties hereto fail to comply in any material respect with any of its or their covenants or agreements contained herein, or breaches its or their representations and warranties in any material way; by the Zeecol Shareholders or by Green Dragon if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (e) By the Zeecol Shareholders or Green Dragon at any time after February 10, 2017 if the Closing has not occurred on or prior to such date, and the Zeecol Shareholders and Green Dragon have not mutually agreed to extend such date.

10.2. In the event of termination and abandonment of this Agreement pursuant to Section 1 of this Article X, written notice thereof shall forthwith be given to the other party or parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Zeecol, the Zeecol Shareholders or Green Dragon. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article XI shall relieve any party of liability for breach of any provision of this Agreement occurring before such termination.

ARTICLE XI

POST-CLOSING COVENANT OF THE ZEECOL SHAREHOLDERS

11.1 The Zeecol Shareholders covenant that in n the event that the Holder of the Series A Preferred Stock elects to redeem his shares of Series A Preferred Stock by exercising his right to a Holder Optional Redemption (as such term is defined above and in the Articles of Amendment), and shareholder approval is required to effectuate the Holder Optional Redemption pursuant to applicable state or federal law, the Zeecol Shareholders covenant to vote in favor of the transaction contemplated by the Holder Optional Redemption, in order to ensure that such Holder Optional Redemption is effectuated.

ARTICLE XII

MISCELLANEOUS

12.1. NOTICES. All notices to a party shall be deemed given when mailed by registered or certified mail to the address set forth below or such other address as may be substituted therefore by notice:

To the Zeecol Shareholders:

Coeus Limited c/- Nexia Christchurch Limited- Russley

30 Sir William Pickering Drive

Burnside, Christchurch, 8053

New Zealand

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With a copy to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, NY 10012

Attention: Andrea Cataneo

TO: Green Dragon Wood Products, Inc.

Mr. Stephen Lee

Unit 312, 3rd Floor, New East Ocean Centre

9 Science Museum Road

Kowloon, Hong Kong

With a copy to:

Sichenzia Ross Ference Kesner, LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attention: Benjamin Tan

12.2. INTEGRATION. This Agreement is the entire Agreement among the parties and supersedes any other prior agreement(s) among the parties with respect thereto except as herein specified. There are no representations, warranties or other agreements except as expressed in this Agreement. No alteration, modification, or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.

12.3. AMENDMENTS. This Agreement may be amended only with the written approval of both parties to the Agreement; provided, however, that no such amendment may be made that would cause a breach of any warranty or representation herein.

12.4. NO ASSIGNMENT. This agreement may not be assigned by any party or by operation of law or otherwise.

12.5. CONSTRUCTION. Whenever required by the context hereof, the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman.

12.6. INTERPRETATION. It is the intent of the parties that this Agreement shall be construed and interpreted, and that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of Florida.

12.7. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

12.8. VENUE. Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be resolved in accordance with the laws of the State of Florida. Venue for any dispute involving this controversy shall be proper in the Courts of Florida or the United States District Court in Florida. The prevailing party in any dispute arising under this Agreement shall be entitled to costs and attorney fees.

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12.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed to be an original.

12.10. BROKERS' OR FINDERS' FEES. No agent, broker, person, or firm acting on behalf of either party or any of their subsidiaries or under the authority of any of them is or will be entitled to any commission or broker's or finder's fee or financial advisory fee in connection with any of the transactions contemplated herein.

12.11. EXHIBITS. All Exhibits described herein which are not attached to the Agreement at execution shall be attached within three calendar days thereafter, but not later than the Closing date. Each agreement shall be mutually agreed to by all parties and shall bear the signature of the party submitting same.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have hereunto set their hands and seals the day and year first above written.

GREEN DRAGON WOOD PRODUCTS, INC.

By:	/s/ Kwok Leung Lee
Kwok Leung “Stephen” Lee, President

ZEECOL LIMITED

By:	/s/ William Mook
William Mook, Director

ZEECOL ACQUISITION LIMITED

By:	/s/ William Mook
William Mook, Director
ZEECOL SHAREHOLDERS:

COEUS LIMITED

By:	/s/ William Mook
William Mook, Director

MILDRED ANN OLIVET
/s/ Mildred Ann Olivet

RUSSELL PEARL COVARRUBIA
/s/ Russell Pearl Covarrubia

SHIRLEY MARSHALL
/s/ Shirley Marshall

ANTHONY CHANNON BAXTER
/s/ Anthony Channon Baxter

JENNIFER CATHERINE CAMPBELL
/s/ Jennifer Catherine Campbell

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Exhibit A

RETURN OF EQUITY TO AUTHORIZED CAPITAL AGREEMENT

THIS AGREEMENT is made as of the [  ] day of February, 2017.

BETWEEN:

Green dragon wood products, inc., a corporation formed pursuant to the laws of the State of Florida (the “Company”).

AND:

KWOK LEUNG LEE (the “Shareholder”).

WHEREAS:

A.           The Shareholder is the registered and beneficial owner of twenty million and one hundred and twenty thousand (20,120,000) shares of the Company’s common stock.

B.           The Company is a party to the certain Agreement and Plan of Merger by and among the Company, Zeecol Limited, a New Zealand Corporation (“Zeecol”), Zeecol Acquisition Limited, a New Zealand Corporation and the shareholders of Zeecol (the “Merger Agreement”).

C.           In connection with the aforementioned Merger Agreement, the Shareholder has agreed to return an aggregate of twenty million and one hundred and twenty thousand (20,120,000) shares of the Company’s common stock (the “Surrendered Shares”) to the treasury of the Company for the sole purpose of the Company retiring the Surrendered Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and sum of $10.00 now paid by the Company to the Shareholder, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Shares

1.          The Shareholder hereby surrenders to the Company the Surrendered Shares by delivering to the Company herewith a share certificate or certificates representing the Surrendered Shares, duly endorsed for transfer in blank, signatures medallion guaranteed. The Company hereby acknowledges receipt from the Shareholder of the certificates for the sole purpose of retiring the Surrendered Shares.

Retirement of Shares

2.          The Company agrees, subject to section 3 hereof, to forthwith simultaneously with the closing of the Merger Agreement retire the Surrendered Shares.

Condition Precedent

3.          Notwithstanding any other provision herein, in the event that the transactions contemplated by the Merger Agreement do not close on or before the deadline set forth in said Merger Agreement, this Agreement shall terminate and the Company shall forthwith return to the Shareholder the certificates representing the Surrendered Shares.

Representations and Warranties

4.          The Shareholder represents and warrants to the Company that he is the owner of the Surrendered Shares and that he has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

General

5.          Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

6.          Time is expressly declared to be the essence of this Agreement.

7.          The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

8.          This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.          This Agreement is not assignable without the prior written consent of the parties hereto.

10.         This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier or via email will constitute proper delivery.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

GREEN DRAGON WOOD PRODUCTS, INC.

By:
Name:
Title:

SHAREHOLDER:

Name: Kwok Leung Lee

Exhibit B

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION, AS AMENDED,

OF GREEN DRAGON WOOD PRODUCTS, INC.

Pursuant to the provisions of Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendment for the purpose of deleting the authorization for its Series A Participating Cumulative Preferred Stock:

1.	The name of the corporation is Green Dragon Wood Products, Inc. (the “Corporation”).

2.	Article III which appears in the Corporation’s Articles of Incorporation, as amended, is hereby amended to restate the designations, preferences, limitations and relative rights of the Corporation’s Series A Convertible Preferred Stock in its entirety as follows:

1. Designation of Series A Preferred Stock. The Corporation shall be authorized to issue Two Million (2,000,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

2. Voting Rights.  Except as otherwise expressly required by law, the Holder of the Series A Preferred Stock (the “Holder”) shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to 50 votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the Holder shall vote together with the holder of Common Stock on all matters and shall not vote as a separate class.

3. Term. Each share of Series A Preferred Stock shall exist until the date that is six (6) months from the date of this Articles of Amendment to the Articles of Incorporation, as amended, which shall be August [  ], 2017 (the “Expiration Date”), unless extended to the Extended Expiration Date (as defined in and in accordance with Section 4 below).

4. Redemption or Conversion Rights.  The Holder and the Corporation shall have the following rights with respect to the conversion of the Series A Preferred Stock:

A. Redemption.

1. Mandatory Redemption At any time on or prior to the Expiration Date, the Corporation has the option to cause the Holder to redeem all of the 2,000,000 shares of Series A Preferred Stock held by the Holder to the Corporation in exchange for the business (including all of the assets and the liabilities) of the Corporation that existed just prior to February 2, 2017, (the “Existing Green Dragon Business”) (the “Mandatory Redemption”), subject to applicable state and federal regulatory requirements. It being understood that if the Corporation needs shareholder approval to effect a Mandatory Redemption, the Expiration Date shall be extended to November [  ], 2017 (the “Extended Expiration Date”).

2. Optional Redemption by the Holder. On or prior to the Expiration Date, the Holder may redeem his shares of Series A Preferred Stock by redeeming all of the 2,000,000 shares of Series A Preferred Stock held by the Holder to the Corporation in exchange for the Existing Green Dragon Business (the “Holder Optional Redemption”), subject to applicable state and federal regulatory requirements. It being understood that if the Corporation needs shareholder approval to effect a Holder Optional Redemption, the Expiration Date shall be extended to the Extended Expiration Date.

B. Conversion by the Holder On or prior to the Expiration Date, the Holder has the option to convert all of the shares of Series A Preferred Stock he owns into a number of shares of Common Stock to be mutually agreed upon by and between the Holder and the Corporation at the time of conversion; provided, however, that the Holder shall be entitled to receive at least a minimum of $500,000 worth of shares of Common Stock, based on the fair market value of such Common Stock on the date of conversion.

C. Exercise of Conversion or Redemption.  To exercise its conversion or redemption privilege or upon a Mandatory Redemption, the Holder shall surrender the certificate or certificates representing the shares being converted or redeemed to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder is converting or redeeming such shares.  The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted or redeemed, shall be the “Conversion Date.”  As promptly as practicable after the Conversion Date, in the case of a conversion, the Corporation shall issue and shall deliver to the Holder such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions hereof, or in the case of a redemption, deliver the Existing Green Dragon Business to the Holder and enter into any such agreements necessary to effectuate the transfer of the Existing Green Dragon Business to the Holder. Such conversion or redemption shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder as holder of the Series A Preferred Stock shall cease.

3.	This amendment was duly adopted by the Board of Directors of the Corporation on February 1, 2017 without shareholder action, which action was not required pursuant to Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused the foregoing Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, to be executed in its name by the undersigned, thereunto duly authorized, on February [  ], 2017.

GREEN DRAGON WOOD PRODUCTS, INC.

By:
Kwok Leung Lee

By:
Mei Ling law

By:
William Mook

Exhibit C

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, (C) IN ACCORDANCE WITH RULE 144, RULE 145 OR RULE 144A UNDER THE SECURITIES ACT, IF APPLICABLE, AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS OR (D) IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, OR OTHERWISE SATISFIED ITSELF, THAT THE TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE U.S. STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES.

GREEN DRAGON WOOD PRODUCTS, INC.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: February [  ], 2017

For value received, Green Dragon Wood Products, Inc., a Florida corporation (the “Company”), promises to pay to Kwok Leung Lee (the “Holder”), the principal sum of three hundred thousand ($300,000) (the “Principal Amount”). This convertible promissory note (this “Note”) is subject to the following terms and conditions.

1.	Definitions

For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

2.	Interest and Maturity

(a) No interest shall accrue on this Note.

(b) This note has a six (6) month term and shall be due and payable to the Holder on August [  ], 2017 (the “Maturity Date”).

3.	Conversion

(a)	Conversion at Holder’s Election

The full Principal Amount shall, at the Holders election, be convertible at any time before the Maturity Date into a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock) equal to three percent (3%) of the number of shares of Common Stock of the Company issued and outstanding on the date of such conversion. Upon written notice of conversion from the Holder, the Company shall deliver a stock certificate representing the converted shares to the Holder within three business days of receipt of the conversion notice.

(b)	Mechanics and Effect of Conversion

No fractional shares of the Company’s Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will round up the number of shares owed to the Holder. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, at the address of the Holder most recently furnished in writing to the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted, including, without limitation, the obligation to pay such portion of the principal amount.

4.	Events of Default.

a)            “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.            any default in the payment of the principal amount of this Note as and when the same shall become due and payable on the Maturity Date or by acceleration or otherwise, which default is not cured within five (5) Business Days;

ii.         the Company shall fail to observe or perform any other material covenant or agreement contained in the Note which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) Business Days after notice of such failure sent by the Holder to the Company and (B) twenty (20) Business Days after the Company has become or should reasonably have become aware of such failure;

iii.         any representation or warranty made in the Agreement and Plan of Merger entered into by and among the Company, Zeecol Limited (“Zeecol”), the shareholders of Zeecol and Zeecol Acquisition Limited dated February 1, 2017 pursuant thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv.         the Company shall be subject to a Bankruptcy Event; or

v.           any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)             Remedies Upon Event of Default. If any Event of Default occurs prior to the Maturity Date, the outstanding principal amount of this Note, plus interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  Upon the payment in full, the Holder shall promptly surrender this Note to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 4(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

5.	Payment

All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Any amounts due in connection with this Note may be prepaid in whole or in part at any time without penalty upon ten (10) days’ advance notice by the Company to the registered holder of this Note.

6.	Transfer; Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, except for a pledge of this Note to a bank or other financial institution that creates a mere security interest in this Note in connection with a bona fide loan transaction, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company, and, thereupon, a new note for the same principal amount will be issued to, and registered in the name of, the transferee. Principal is payable only to the registered holder of this Note.

7.	Governing Law

This Note shall be governed by and construed under the laws of the State of New York.

8.	Notices

Any notice required or permitted by this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one Business Day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address of such party indicated on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other party given in the foregoing manner.

9.	Amendments and Waivers

Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Holder and each transferee of the Note.

10.	Waiver of Jury Trial

Each of the Company and Holder hereby waives its right to trial by jury in any claim (whether based upon contract, tort or otherwise) under, related to or arising in connection with this Note.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

COMPANY:

GREEN DRAGON WOOD PRODUCTS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

Name: Kwok Leung Lee

Exhibit 4.23

Zeecol Limited

AUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 MARCH 2016

Zeecol Limited

Index to the Financial Statements
FOR THE YEAR ENDED 31 MARCH 2016

1

Zeecol Limited

Directory

Nature of Business	Fertiliser and Energy Production

Director	William H Mook

Shareholder	Coeus Limited	1,000,000 Ordinary Shares

Address	57a Nayland Street, Sumner
Christchurch 8081
NEW ZEALAND

Independent Auditor	Nexia Christchurch Limited
PO Box 39-100
Christchurch 8545
NEW ZEALAND

Legal Advisers	Canterbury Legal
PO Box 22115
Christchurch 8140
NEW ZEALAND

Bankers	Kiwibank
Bank of New Zealand

Zeecol Limited

Approval of Financial Report

The Board of Directors are pleased to present the financial report for Zeecol Limited for the year ended 31 March 2016 and the independent auditor's report thereon.

The shareholders of the Company have exercised their rights under section 211(3) of the Companies Act 1993, and unanimously agreed that this annual report need not comply with paragraphs (a) and (e)-(j) of section 211(1) of the Act.

Approved for and on behalf of the Board:

12 August 2016
Director	Date

Zeecol Limited

Statement of Other Comprehensive Income
FOR THE YEAR ENDED 31 MARCH 2016

			For the six
		For the year	months ended
	Note	ended 31/03/16	31/3/15
		$	$

Income
Interest received		6,522	5,957
Total operating income		6,522	5,957

Operating expenses
Accountancy Fees		17,992	-
Advertising		12,027	-
Agents Expenses		10,577	-
Audit Fee		7,140	-
Bank fees & charges		601	138
Book Keeping		450	-
Computer Expenses		2,292	-
Consultancy fees		-	1,373
Depreciation		1,823	-
Entertainment		-	4,004
Fuel		1,799	-
General Expenses		171	-
Interest - Bank Overdraft		772	-
Licences & Fees		3,003	-
Light, Heat & Power		647	-
Motor Vehicle Expenses		828	-
Office expenses		1,194	5,547
Other Non Deductible Expenses		12,635	-
Printing & Stationery		3,867	-
Protective Clothing		19	-
Purchases		385	-
Rent - Office		36,660	-
Rent - Warehouse		30,745	-
Staff Training Expenses		9,217	-
Subsciptions		1,013	-
Telephone & Internet		3,697	-
Travel		15,767	5,031
Total operating expenses		175,321	16,093

Net profit/(loss) before taxation		(168,799)	(10,136)

Taxation expense	6	4,940	83,796

Net profit/(loss) for the period after taxation attributable to owners of the company		(173,739)	(93,933)

Other comprehensive income		-	-

Total comprehensive income for the period attributable to owners of the company		(173,739)	(93,933)

The attached notes to the financial statements form part of and should be read in conjunction to the financial statements and Independent Auditor's Report

Zeecol Limited

Statement of Changes in Equity
FOR THE YEAR ENDED 31 MARCH 2016

		Retained
FOR THE YEAR ENDED 31 MARCH 2016	Share Capital	Earnings	Total Equity

Total comprehensive income for the period
Net profit/(loss) after taxation	-	(173,739)	(173,739)
Other comprehensive income	-	-	-
Total comprehensive income for the period	-	(173,739)	(173,739)

Transactions with owners of the Company in capacity as owners
Issue of ordinary shares	-	-	-
Total transactions with owners of the company	-	-	-

Opening balance of equity 1 April 2015	-	(93,933)	(93,933)
Closing balance of equity 31 March 2016	-	(267,672)	(267,672)

		Retained
FOR THE SIX MONTHS ENDED 31 MARCH 2015	Share Capital	Earnings	Total Equity

Total comprehensive income for the period
Net profit/(loss) after taxation	-	(93,933)	(93,933)
Other comprehensive income	-	-	-
Total comprehensive income for the period	-	(93,933)	(93,933)

Transactions with owners of the Company in capacity as owners
Issue of ordinary shares	-	-	-
Total transactions with owners of the company	-	-	-

Closing balance of equity 31 March 2015	-	(93,933)	(93,933)

The attached notes to the financial statements form part of and should be read in conjunction to the financial statements and Independent Auditor's Report

Zeecol Limited

Statement of Financial Position
AS AT 31 MARCH 2016

		As at	As at
	Note	31/03/16	31/3/15
		$	$
ASSETS

Current Assets
Cash and cash equivalents	7	118,598	31,698
Deferred expenses	9	151,679	29,715
Income tax receivable	6	1,520	1,228
Trade and other receivables	14	176,322	24,767
Total current assets		448,119	87,409

Non Current Assets
Work in progress	15	65,882	47,244
Property, Plant & Equipment	12	3,039	-
Loans and receivables - term deposit	10	-	250,000
Total non current assets		68,921	297,244

Total Assets		517,040	384,653

LIABILITIES

Current Liabilities
Trade and other payables	16	54,368	11,838
GST payable		8,836	45,951
Deferred revenue	8	632,772	-
Total current liabilities		695,976	57,789

Non Current Liabilities
Deferred revenue	8	-	337,000
Deferred tax liability	6	88,736	83,796
Total non current liabilities		88,736	420,796

Total Liabilities		784,712	478,586

Equity
Share capital	17	-	-
Retained Earnings		(267,672)	(93,933)
Total Equity		(267,672)	(93,933)

Total Liabilities and Equity		517,040	384,653

12 August 2016
Director	Date

The attached notes to the financial statements form part of and should be read in conjunction to the financial statements and Independent Auditor's Report

Zeecol Limited

Statement of Cash Flows
FOR THE YEAR ENDED 31 MARCH 2016

		For the year	For the six
		ended	months ended
	Note	31/03/16	31/3/15
		$	$
Operating Activities

Cash was provided from:
Receipts from customers		272,688	387,550
Interest received		3,149	3,721
Tax refund received		1,228	-
Total cash provided from operating activities		277,065	391,271

Cash was applied to:
Operating expenses and fees paid		(333,641)	(38,569)
Interest paid		(772)	-
Taxation paid		(1,520)	(1,228)
Total cash applied to operating activities		(335,933)	(39,797)

Net cash flows from (used in) operating activities	18	(58,867)	351,474

Investing Activites

Cash was provided from:
Term deposit investment		250,000	-

Total cash provided from investing activities		250,000	-

Cash was applied to:
Term deposit investment		-	(250,000)
Work in progress - digesters		(18,638)	(47,244)
Property Plant & Equipment		(4,862)	-
Total cash applied to investing activities		(23,500)	(297,244)

Net cash flows from (used in) investing activities		226,500	(297,244)

Financing Activites

Cash was applied to:
Loans to related parties		(80,732)	(22,532)
Total cash applied to financing activities		(80,732)	(22,532)

Net cash flows from (used in) financing activities		(80,732)	(22,532)

Net increase (decrease) in cash and cash equivalents		86,901	31,698

Cash and cash equivalents at beginning of period		31,698	-
Cash and cash equivalents at end of period	7	118,598	31,698

The attached notes to the financial statements form part of and should be read in conjunction to the financial statements and Independent Auditor's Report

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

1.	REPORTING ENTITY

These statements comprise the audited results for the year ended 31 March 2016. The comparative figures comprise the six months ended 31 March 2015.

Zeecol Limited is a company incorporated and domiciled in New Zealand, registered under the Companies Act 1993. The Company is controlled by Coeus Limited (incorporated in New Zealand), which owns 100% of the Company's shares. The Company's ultimate controlling party is Mr. William Mook.

The company is primarily involved in the conversion of dairy effluent to fertiliser and energy production.

The financial statements have been authorised for issue by the Board on_______________________.

2.	BASIS OF PREPARATION

(a) Statement of Compliance

The financial statements have been prepared in accordance with Generally Accepted Accounting Practice in New Zealand ("NZ GAAP"). They comply with New Zealand Equivalents to International Financial Reporting Standards ("NZ IFRS") and other applicable Financial Reporting Standards, as appropriate for profit-orientated entities. The financial statements also comply with International Financial Reporting Standards ("IFRS").

The Company is designated as a profit oriented entity for financial reporting purposes. The financial statements have been prepared in accordance with the requirements of the Financial Reporting Act 2013.

(b) Functional and Presentation Currency

The financial statements are presented in New Zealand dollars ($), which is the Company's functional currency, rounded to the nearest dollar.

(c) Basis of Preparation

The accrual basis of accounting has been used, with the exception of compiling the Statement of Cash Flows.

The financial statements have been prepared on the historical cost basis.

(d) Comparative Figures

These financial statements are for a 12 month period (Comparative: 6 Months to 31 March 2015).

3.	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

(a) Revenue Recognition

Revenue from the sale of goods and services is measured at the fair value of the consideration received or receivable. Revenue is recognised as follows:

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(a) Revenue Recognition (continued)

(i) Interest Income

Interest income is recognised when it is probable that the Company will receive the amount and it can be measured reliably. Interest income is recognised on an accruals basis using the effective interest method.

(ii) Sale of goods

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership have been transferred to the buyer and it is probable that the Company will receive the previously agreed upon payment. These criteria are considered to be met when the goods are delivered to the buyer. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods, or where there is continuing management involvement with the goods.

Deposits received in advance from customers in anticipation of the future sale of goods are recognised as revenue only once the above criteria has been met. If the criteria has not been met they are carried as deferred revenue on the Statement of Financial Position.

(b) Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions and the custodian, other short-term deposits, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(c) Foreign Currency Transactions and Balances

Transactions entered into by the Company in a currency other than the functional currency are recorded at the rates ruling when the transactions occur. The Company does not hold any foreign currency monetary assets and liabilities. Foreign currency gains and losses are recognised in profit or loss in the period incurred.

(d) Income Tax

Tax expense comprises current and deferred tax. Current tax and deferred tax is recognised in profit or loss except items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognised for:

(i) temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss,

(ii) temporary differences arising on the initial recognition of goodwill.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(d) Income Tax (continued)

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilised.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

(e) Judgements, Estimates and Assumptions

The preparation of financial statements in accordance with NZ IFRS and IFRS requires the use of certain critical accounting estimates. It also requires the Company to exercise its judgement in the process of applying the accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in accompanying Notes. Actual results may differ from these estimates.

(f) Goods and Services Tax (GST)

The financial statements have been prepared on a GST exclusive basis as the Company is required to be registered for GST. Accounts receivable and accounts payable are GST inclusive.

(g) Financial Instruments

Recognition

Financial instruments are recognised in the Statement of Financial Position initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition financial instruments are measured as described below.

A financial instrument is recognised when the Company becomes a party to the contractual provisions of the financial instrument.

Offsetting financial instruments

Financial instruments are offset and presented as a net asset or net liability in the Statement of Financial Position when the substance of an arrangement is such that presenting them together as either a net asset or a net liability more accurately reflects the Company's expected future cash flows for settling two or more separate financial instruments. This only occurs when the Company has a legally enforceable right to set off the recognised amounts, and intends to either settle on a net basis or realise the asset and settle the liability simultaneously.

Derecognition

Financial assets are derecognised if the Company’s contractual rights to the cash flows from the financial assets expire or if the Company transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset.

Financial liabilities are derecognised if the Company’s obligations specified in the contract expire or are discharged or cancelled.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(g) Financial Instruments (continued)

Non-derivative financial instruments

Non-derivative financial instruments comprise loans and receivables and trade and other payables.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses. Loans and receivables comprise cash and cash equivalents, term deposits and trade and other receivables.

Interest on loans and receivables is recognised in the Statement of Other Comprehensive Income.

Cash and cash equivalents include cash on hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less.

Term deposits include deposits held with financial institutions with original maturities greater than three months.

Trade and other receivables of a short-term nature are not discounted.

Trade and other payables

Trade and other payables are initially recognised at fair value and subsequently carried at amortised cost, using the effective interest method. Trade payables of a short-term nature are not discounted.

Derivative financial instruments

The Company does not invest or trade in derivative financial instruments, and therefore is not exposed to the associated risk, rewards and financial impacts both positive and negative, associated with such instruments.

(h) Impairment

Financial assets

The Company assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets (stated at cost or amortised cost) is impaired.

If any such indication exists, an impairment loss is recognised in the Statement of Profit or Loss and Other Comprehensive Income as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the financial asset's original effective interest rate.

The Company considers the following indicators when assessing whether there is objective evidence of impairment:

(i) significant decline in the market value of an asset.

(ii) significant changes that adversely affect the Company in the technological, market, economic or legal environment in which it operates.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(h) Impairment (continued)

(iii) increases in market interest rates or other market rates of return that are likely to affect the discount rate used to assess the present value of the future cash flows from the asset.

(iv) when the carrying amount of the Company's net assets exceeds the market capitalisation of the Company.

(v) Evidence of obsolescence or physical damage of an asset.

(vi) Significant change in the use of an asset that adversely affects the Company.

(vii) Declining economic performance, which might be indicated by larger than expected maintenance costs or lower than expected profits, from the use of an asset.

Non-financial assets

The carrying amounts of the Company's assets are reviewed at each reporting date to determine whether there is any objective evidence of impairment. If any such indication exists, the asset's recoverable amount is estimated.

An impairment loss is recognised whenever the carrying amount of an asset exceeds its recoverable amount. Impairment losses directly reduce the carrying amount of assets and are recognised in profit or loss.

The estimated recoverable amount of non-financial assets is the greater of their fair value less costs to sell and value in use. Value in use is determined by estimating future cash flows from the use and ultimate disposal of the asset and discounting these to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

A cash generating unit is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of the other assets or groups of assets.

Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of goodwill allocated to the units and then to reduce the carrying amount of other assets in the unit on a pro rata basis.

Impairment losses are reversed when there is a change in the estimates used to determine the recoverable amount and there is an indication that the impairment loss has decreased or no longer exists. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(i) Property, Plant and Equipment

(i) Recognition and measurement

Items of property, plant and equipment are recognised at cost less accumulated depreciation and impairment losses. As well as the purchase price, cost includes directly attributable costs and, where relevant, the estimated present value of any future unavoidable costs of dismantling and removing items.

(ii) Subsequent costs

Subsequent costs are added to the carrying amount of an item of property, plant and equipment when the cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Company and the cost of the item can be measured reliably. All other costs are recognised in the statement of comprehensive income as an expense when incurred.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(i) Property, Plant and Equipment (continued)

(iii) Depreciation

For plant and equipment, depreciation is based on the cost of an asset less its residual value.

Depreciation is recognised in the statement of comprehensive income on a diminishing value basis over the estimated useful lives of each item of property, plant and equipment.

Depreciation on assets under construction does not commence until they are complete and available for use.

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate. Depreciation has been calculated on plant and equipment using the diminishing value method at 50 - 67%.

(j) Share capital

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects.

4.	CHANGES IN ACCOUNTING POLICIES

There have been no changes in accounting policies. All policies have been applied on a basis consistent with those from previous financial statements.

5.	NEW STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

The Company has reviewed those Standards and Interpretations which have been issued, but which are not yet effective for the period ending 31 March 2016. The following have been deemed to be relevant to the Company:

NZ IFRS 9 - Financial Instruments

NZ IFRS 9 "Financial Instruments" was approved for periods beginning on or after 1 January 2018. NZ IFRS 9 specifies how an entity should classify and measure its financial assets. It requires that all financial assets be reclassified in their entirety on the basis of the entity's business model for managing the financial assets and contractual cash flow obligations of the financial assets. Financial assets are measured at either amortised cost or fair value.

NZ IFRS 9 only permits the recognition of fair value gains and losses in other comprehensive income if they relate to equity investments that are not held for trading. The Company does not hold equity instruments and therefore there will be no impact on the Company's accounting for financial assets or liabilities.

The adoption of NZ IFRS 9 is unlikely to result in material changes to the presentation and measurement of financial assets and liabilities and accordingly the Company has chosen not to early adopt this Standard.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

5.	NEW STANDARDS AND INTERPRETATIONS NOT YET ADOPTED (continued)

NZ IFRS 15 - Revenue from Contracts with Customers

NZ IFRS 15 "Revenue from Contracts with Customers" was approved for periods beginning on or after 1 January 2018. NZ IFRS 15 establishes revenue recognition principles for all contracts with customers.

The core principle of NZ IFRS 15 is that an entity will recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This core principle is delivered in a five-step model framework:

(a) Identify the contract(s) with a customer

(b) Identify the performance obligations in the contract

(c) Determine the transaction price

(d) Allocate the transaction price to the performance obligations in the contract

(e) Recognise revenue when (or as) the entity satisfies a performance obligation

Under the current standard - NZ IAS 18, the revenue received from customers has been deferred and recorded as Deferred Revenue, as the criteria for recognising revenue in the statement of comprehensive income has not been met (refer to Revenue accounting policy under Note 3: Significant Account Policies for more information).

The adoption of NZ IFRS 15 will not alter this treatment as the performance obligations in the customer contracts have not been satisfied and accordingly revenue cannot be recognised in the Statement of Profit or Loss and Other Comprehensive Income. Accordingly the adoption of NZ IFRS 15 is unlikely to result in material changes to the presentation and measurement of revenue, and therefore the Company has chosen not to early adopt this standard.

NZ IAS 1 Amendment - Disclosure Initiatives

The External Reporting Board (XRB) issued amendments to NZ IAS 1 "Presentation of Financial Statements" which were approved for periods beginning on or after 1 January 2016.

The amendments have been issued as part of a project to improve presentation and disclosure requirements and:

(a) clarify that an entity should not obscure useful information by aggregating or disaggregating information; and that materiality considerations apply to the primary statements, notes and any specific disclosure requirements in NZ IFRSs

(b) clarify that the list of line items specified by NZ IAS 1 for the Statement of Financial Position and Statement of Profit or Loss and Other Comprehensive Income can be disaggregated and aggregated as relevant. Additional guidance has also been added on the presentation of subtotals in these statements

(c) clarify that entities have flexibility when designing the structure of the notes and provide guidance on how to determine a systematic order of the notes.

The Company believes that the disclosures in the financial statements have been as transparent as possible and adoption of the amendments is unlikely to result in material changes to the presentation and disclosures in the financial statements, and therefore the Company has chosen not to early adopt this standard.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

6.	TAXATION

(a) Income tax recognised in Statement of Profit or Loss and Other Comprehensive Income

		For the six
	For the year	months ended
	ended 31/03/16	31/3/15
	$	$

Net profit/(loss) before taxation	(168,799)	(10,136)

Permanent differences
Non deductible expenses	12,635	2,124
Net taxable profit/(loss)	(156,164)	(8,012)

Deferred tax	4,940	83,796
Total income tax expense	4,940	83,796

(b) Current taxation
Opening Balance	1,228	-
Refunds	(1,228)	-
Resident withholding tax paid	1,520	1,228
Asset/ (liability) at 31 March	1,520	1,228

(c) Deferred taxation
Opening Balance	(83,796)	-
Current year movement	(4,940)	(83,796)
Deferred tax asset/ (liability) at 31 March	(88,736)	(83,796)

Made up of:
Deferred tax liability	(177,176)	(94,360)
Deferred tax asset	88,440	10,564
Net balance as per above	(88,736)	(83,796)

Deferred tax assets/ (liabilities) are attributable to the following:
Revenue received in advance	(177,176)	(94,360)
Deferred expenses	42,471	8,320
Tax loss carried forward to offset against future taxable income	45,969	2,243

(d) Tax losses
Opening Balance	8,012	-
Current year movement	156,164	8,012
Total accumulated tax losses to carry forward	164,176	8,012

(e) Imputation credits
Opening Balance	1,228	-
Income tax refunded	(1,228)	-
Resident withholding tax paid	1,520	1,228
Imputation credits at 31 March	1,520	1,228

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

7.	CASH AND CASH EQUIVALENTS

	As at	As at
	31/03/16	31/3/15
Cash and cash equivalent balances comprise:	$	$

Cash at bank available on demand	118,598	31,698
Total cash and cash equivalents	118,598	31,698

The Company's investments in cash and cash equivalents are readily realisable and generally settle within 1 day. Interest rates on the bank balances range from 0.0% to 1.0% p.a.

8.	DEFERRED REVENUE

	As at	As at
	31/03/16	31/3/15
Deferred revenue comprises:	$	$
Deposits from customers - current	632,772	-
Deposits from customers - non current	-	337,000
Total deferred revenue	632,772	337,000

The deferred revenue arises in respect of one contract signed by the Company in the year ended 31 March 2016 - with Geddes Farming Company Limited. This is in addition to the two contracts signed by the Company in the six months ended 31 March 2015 - with Aberystwyth Dairies Limited and with Pannetts Dairies Limited, for the provision of goods over a 20 year term.

Geddes Farming Company Limited (Geddes)

The Company signed an offtake agreement with Geddes for the construction of an Anaerobic Digester, to be located on the customer's farm, which will process and convert organic waste into products to be sold to Geddes. The effective date of the contract is the date on which the digester commences production. Geddes paid a deposit on the order of $295,772 to the Company. In accordance with the offtake agreement this will be recognised upon completion of the digester.

Aberystwyth Dairies Limited (Aberystwyth)

The Company signed an offtake agreement with Aberystwyth for the construction of a Anaerobic Digester, to be located on the customer's farm, which will process and convert organic waste into products to be sold to Aberystwyth. The effective date of the contract is the date on which the digester commences production. Aberystwyth paid a deposit on the order of $85,000 to the Company. In accordance with the offtake agreement this will be recognised upon completion of the digester.

Pannetts Dairies Limited (Pannetts)

The Company signed an offtake agreement with Pannetts for the construction of a Anaerobic Digester and Bioreactor to be located on the customer's farm, which will process and convert organic waste into products to be sold to Pannetts. The effective date of the contract is the date on which the digester commences production. Pannetts paid a deposit on the order of $252,000 to the Company. In accordance with the offtake agreement this will be recognised upon completion of the digester.

Construction and operation of the Digesters and Bioreactor is expected to occur within the next nine months from balance date and accordingly the deferred revenue is recorded as a current liability. (2015 non-current)

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

9.	DEFERRED EXPENSES

	As at	As at
	31/03/16	31/3/15
Deferred expenses comprise:	$	$

Consultancy Fees	87,407	21,595
Legal Fees - Deductible	64,272	8,120
Total deferred expenses	151,679	29,715

Deferred expenses consists of expenses incurred in relation to the contracts signed with Geddes, Aberystwyth and Pannetts (refer to Note 8: Deferred revenue for further information). In order to ensure matching of revenue and expenses these expenses have been deferred.

10.	FINANCIAL INSTRUMENTS - RISK MANAGEMENT

The Company's operations expose it to various types of risk that are associated with the financial instruments and the markets in which it operates. The most significant types of financial risk to which the Company is exposed are market risk, credit risk and liquidity risk.

The nature and extent of the financial instruments outstanding at the reporting date and the risk management policies employed by the Company are discussed below.

(a) Market Risk

Market risk embodies the potential for both loss and gains and includes currency risk, interest rate risk and price risk. The Companies' market risks arise from open positions in interest bearing assets to the extent that these are exposed to general & specific market movements.

(i) Currency risk

All financial assets of the Company are denominated in a single currency (New Zealand dollars). As at the reporting date, the Company is not materially exposed to currencies other than its own functional currency. The Company does not undertake foreign currency hedging.

(ii) Interest rate risk

Interest rate risk is the risk of loss to the Company arising from adverse changes in interest rates. Interest rates on cash and cash equivalents and term deposits are subject to normal market fluctuations, however as these do not generate significant amounts of interest, changes in market interest rates do not have a material effect on the Company's income.

Below are the weighted average effective interest rates on interest bearing financial instruments:

	As at	As at
	31/03/16	31/3/15
	%	%
Loans and receivables - cash and cash equivalents	1.00%	2.80%
Loans and receivables - term deposit	N/A	4.60%

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

10.	FINANCIAL INSTRUMENTS - RISK MANAGEMENT (continued)

Interest Rate Risk - Repricing Analysis

	As at	As at
Fixed Rate Instruments	31/03/16	31/3/15
	$	$
Loans and receivables - term deposit
0 - 12 months	-	-
1 - 2 years	-	250,000
2 - 3 years	-	-
3 - 5 years	-	-
5 + years	-	-
Total fixed rate instruments	-	250,000

Fixed Rate Instruments

	As at	As at
	31/03/16	31/3/15
	%	%
Loans and receivables - term deposit
0 - 12 months	-	-
1 - 2 years	-	4.60%
2 - 3 years	-	-
3 - 5 years	-	-
5 + years	-	-

(iii) Price Risk

Price risk is the risk that the value of the instruments will fluctuate as a result of changes in market prices not related to interest rate risk or currency risk, whether those changes are caused by factors specific to an individual investment, its issuer or factors affecting all instruments traded in the market.

As at 31 March 2016 the Company does not hold any financial instruments subject to price risk.

(b) Credit Risk

Credit risk is the risk that a counterparty to a financial instrument will fail to discharge an obligation or commitment that it has entered into with the Company. The exposure to credit risk is monitored on an on-going basis.

The Company has the following financial instruments which are exposed to credit risk:

(i) cash and cash equivalents

(ii) trade and other receivables

(iii) term deposit

The Company monitors the credit quality of the counterparties on a regular basis.

The carrying amount of the financial instruments represents the Company's maximum credit exposure.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

10.	FINANCIAL INSTRUMENTS - RISK MANAGEMENT (continued)

Name of counterparty	As at	As at
	31/03/16	31/3/15
	$	$
Counterparties with external credit rating (Standard & Poor's)
Bank of New Zealand - cash and cash equivalents	110,091	21,063
Bank of New Zealand - term deposit	-	250,000
Trade and other receivables - accrued interest on term deposit	-	1,796
Kiwibank Limited - cash and cash equivalents	8,506	10,635
Counterparties without external credit rating
Loans to related parties	108,872	21,401
Total	227,470	304,894

Counterparties with external credit rating (Standard & Poor's)	Credit rating
Bank of New Zealand	AA-
Kiwibank Limited	A+

(b) Credit Risk (continued)

	As at	As at
Maximum credit exposures	31/03/16	31/3/15
	$	$
Cash and cash equivalents	118,598	31,698
Trade and other receivables	176,322	24,767
Term deposit	-	250,000
Total maximum credit exposure	294,920	306,465

Financial assets that are past due or impaired

The Company has reviewed each class of financial asset shown on the Statement of Financial Position and notes the following:

Cash and cash equivalents - all cash and cash equivalent balances are recorded at amortised cost, and there are no past due or impaired assets.

Trade and other receivables - all trade and other receivables are recorded at amortised cost. Interest accrued on the term deposit was received within three months of year end. Loans to related parties are past due but not impaired.

Term deposit - the term deposit balance is recorded at amortised cost, and there are no past due or impaired assets.

The carrying value of all financial assets approximates the fair value of these assets.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

10.	FINANCIAL INSTRUMENTS - RISK MANAGEMENT (continued)

(c) Liquidity Risk

Liquidity risk (or funding risk) is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell financial assets quickly at close to their fair value.

The Company's investments in cash and cash equivalents are readily realisable and generally settle within 1 day to ensure liabilities can be met.

Maturity Analysis for Financial Liabilities

The Company's financial liabilities have the following remaining contractual maturities:

	As at	As at
	31/03/16	31/3/15
	$	$
On demand	-	-
Not later than one month	-	11,838
Later than one month and not later than three months	-	-
Later than three months and not later than one year	54,368	-
Later than one year and not later than five years	-	-
Later than five years	-	-
Total financial liabilities	54,368	11,838

Maturity Analysis for Financial Liabilities (continued)

Later than three months and not later than one year

Trade and other payables are to be settled within the next financial year.

Market Risk - Sensitivity Analysis

The following tables summarise the sensitivity of the Company's financial assets and liabilities to interest rate risk.

Based on historical movements and volatilities in the New Zealand economy, and management's knowledge and experience of financial markets, the Company believes the following assumptions are "reasonably possible" over a 12 month period:

* A shift of + 0.25% / - 0.25% in the market interest rates from the respective reporting date interest rates disclosure in the Interest Rate Risk section of Note 10.

If these assumptions were to occur, the impact on the net profit before tax (on the face of the Statement of Profit or Loss and Other Comprehensive Income) for each category of financial instrument held at the reporting dates are detailed below.

The aforementioned assumptions, used in the compilation of the sensitivity analysis, are consistent with the assumptions used internally by the management personnel of the Company for budgeting and planning purposes and the development of a financial risk management strategy.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

10.	FINANCIAL INSTRUMENTS (continued)

The following tables set of the impact of:

1) A change in interest rates on the Company's profit/(loss) i.e. net profit/(loss) before taxation

As at 31 March 2016
	Carrying Amt
	(NZD$)	Interest Rate Risk

		-0.25%	+0.25%
Financial Assets
Cash and cash equivalents	118,598	(296)	296
Trade and other receivables	176,322	(441)	441
Term deposit	-	-	-

Total financial assets	294,920	(737)	737

Total Increase / (decrease)		(737)	737

As at 31 March 2015
	Carrying Amt
	(NZD$)	Interest Rate Risk

		-0.25%	+0.25%
Financial Assets
Cash and cash equivalents	31,698	(79)	79
Trade and other receivables	24,767	(62)	62
Term deposit	250,000	(625)	625

Total financial assets	306,465	(766)	766

Total Increase / (decrease)		(766)	766

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

11.	FAIR VALUE MEASUREMENTS

Fair value measurement principles

The fair value of financial assets and liabilities must be estimated for recognition and measurement and for disclosure purposes.

When preparing the financial statements for the year ending 31 March 2016, the Company has adopted NZ IFRS 13 Fair Value Measurement which requires disclosure of fair value measurements by level of the following fair value hierarchy:

a) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1)

b) inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices) (Level 2), and

c) inputs for the assets or liability that are not based on observable market data (unobservable inputs) (Level 3).

The Company does not have any financial instruments which are recognised at fair value at reporting date.

Assets and liabilities not carried at fair value but for which fair value is disclosed

The following table analyses within the fair value hierarchy the Company's assets and liabiliites (by class) not measured at fair value but for which fair value is disclosed.

31 March 2016	Level 1	Level 2	Level 3	Total
Assets
Loans and receivables
- Cash and cash equivalents	118,598	-	-	118,598
- Term deposit	-			-
- Trade and other receivables	-	-	176,322	176,322
Total	118,598	-	176,322	294,920

Liabilities
Trade and other payables	-	-	54,368	54,368
Total	-	-	54,368	54,368

31 March 2015	Level 1	Level 2	Level 3	Total
Assets
Loans and receivables
- Cash and cash equivalents	31,698	-	-	31,698
- Term deposit	250,000			250,000
- Trade and other receivables	-	-	24,767	24,767
Total	281,698	-	24,767	306,465

Liabilities
Trade and other payables	-	-	11,838	11,838
Total	-	-	11,838	11,838

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

11.	FAIR VALUE MEASUREMENTS (continued)

There were no transfers between levels during the period.

The assets and liabilities in the above table are carried at amortised cost; their carrying values are a reasonable approximation of fair value.

Loans and receivables include contractual amounts for settlement of trades and other obligations due to the Company. Trade and other payables represent contractual amounts and other obligations due by the Company.

12.	PROPERTY, PLANT AND EQUIPMENT

	Plant and	Total
	Equipment	Equipment
31 March 2016

Balance as at 1 April 2015	-	-
Additions	4,862	4,862
Accumulated depreciation and Impairment	(1,823)	(1,823)
Carrying value as at 31 March 2016	3,039	3,039

Current year depreciation
	(1,823)	(1,823)
31 March 2015

Balance as at 1 April 2014	-	-
Additions	-	-
Accumulated depreciation and Impairment	-	-
Carrying value as at 31 March 2015	-	-

Current year depreciation	-	-

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

13.	RELATED PARTY TRANSACTIONS

The Company is controlled by Coeus Limited (incorporated in New Zealand), which owns 100% of the Company's shares. The Company's ultimate controlling party is Mr. William Mook.

During the year the Company entered into the following transactions with related parties:

		For the six
	For the year	months ended
	ended 31/03/16	31/3/15
	$	$

Material transactions with related parties were:
Loans advanced to Coeus Limited	80,732	22,532
Interest received on loan to Coeus Limited	5,168	440
Total transactions with related parties	85,901	22,972

	As at	As at
	31/03/16	31/3/15
	$	$

Material amounts owing from related parties were:
Loans advanced - Coeus Limited	108,872	22,972
Total amounts owing from related parties	108,872	22,972

The loans to Coeus Limited are repayable on demand and carry interest at 6.70% p.a.

There is an Intellectual Property Assignment between Zeecol Limited and Coeus Limited that contain performance requirements.

14.	TRADE AND OTHER RECEIVABLES

	As at	As at
	31/03/16	31/3/15
Trade and other receivables comprise:	$	$

Trade receivables - interest accrued on term deposit	-	1,796
Trade receivables - debtors	67,450	-
Loans to related parties (note 13)	108,872	22,972
Total trade and other receivables	176,322	24,767

15.	WORK IN PROGRESS - DIGESTERS

		For the six
	For the year	months ended
	ended 31/03/16	31/3/15
	$	$

Work in progress- Digesters	65,882	47,244
Total work in progress - digesters	65,882	47,244

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

15.	WORK IN PROGRESS - DIGESTERS (continued)

Work in progress consists of development costs incurred in relation to the construction of Anaerobic Digesters in respect of three contracts signed by the Company - with Geddes Farming Company Limited, Aberystwyth Dairies Limited and with Pannett's Dairies Limited, for the sale of goods (refer note 8).

The Digesters were still being constructed as at 31 March 2016, and accordingly no depreciation has been recorded as they are not yet available for use.

The contracts entered into between Zeecol Limited and Geddes Farming Company Limited, Aberystwyth Dairies Limited and Pannett's Dairies Limited are subject to substantial deposits by those three entities.

These contracts comprise the provision of facilities to Geddes, Aberystwyth and Pannett's Dairies to process all their farm waste, these facilities to be constructed at the respective farms but Zeecol will build, own and operate such facilities at these locations.

Such deposits are subject to "Off Take Agreements" whereby these funds are held in trust by the Bank. These funds are released to Zeecol Limited according to the degree of work undertaken for each contract and are subject to the scrutiny and acceptance by Geddes, Aberystwyth and Pannett's.

The technology has been licensed to Zeecol Limited by Coeus Limited to build, own and operate these facilities on respective client farms.

16.	TRADE AND OTHER PAYABLES

	As at	As at
	31/03/16	31/3/15
Trade and other payables comprise:	$	$

Trade payables	15,059	11,838
Accruals	39,309	-
Total trade payables	54,368	11,838

Trade payables are to be settled within the next financial year.

17.	EQUITY

Share capital

As at 31 March 2016, share capital comprised 1,000,000 authorised and issued ordinary shares. All issued shares are unpaid, and have no par value.

As at 31 March 2015, share capital comprised 1,000,000 authorised and issued ordinary shares. All issued shares are unpaid, and have no par value.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company, and rank equally with regard to the Company's residual assets.

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

18.	RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES WITH NET PROFIT AFTER TAXATION

		For the six
	For the year	months ended
	ended 31/03/16	31/3/15
	$	$

Net profit/(loss) after taxation	(173,739)	(93,933)

Movements in working capital items:
(Increase) in trade and other receivables	(70,822)	(2,235)
(Increase) in deferred expenses	(121,964)	(29,715)
(Increase) in income tax receivable	(291)	(1,228)
Increase in deferred tax liability	4,940	83,796
(Decrease) / Increase in GST payable	(37,115)	45,951
Increase in trade and other payables	42,530	11,838
Increase in depreciation	1,823	-
Increase in deferred revenue	295,772	337,000
	114,872	445,407
Net Cash Flows from Operating Activities	(58,867)	351,474

19.	CONTINGENT LIABILITIES

(a) Pursuant to a consulting agreement signed between the Company and Loomac Management Limited (Loomac), the Company agreed to engage Loomac to assist in getting the Company listed and trading on the Canadian Securities Exchange (CSE) in Canada and to assist in completing financings for a period of three years following listing. As consideration for these services, the Company made a cash payment to Loomac and agreed to issue a portion of shares of the resulting public company to Loomac.

(b) The Company has sales commission agreements with its sales representatives. The sales commission payable is 2% of the capital expenditure cost incurred in relation to sales contracts originated by the sales representative.

All commissions are contingent on the Company listing on the Canadian Stock Exchange and obtaining financing.

20.	CAPITAL COMMITMENTS

Subject to successful listing and obtaining financing, the Company is committed to building the Anaerobic Digesters and surrounding facilities on the farms in respect of the following customers:

(a) Aberystwyth Dairies Limited

(b) Pannetts Dairies Limited

(c) Geddes Farming Company Limited

Zeecol Limited

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 MARCH 2016

21.	JUDGEMENTS AND ESTIMATES MADE BY THE COMPANY IN THE PREPARATION OF THESE FINANCIAL STATEMENTS

*Classification of financial assets - the Company has reviewed the substance and nature of the financial assets carried, the obligations and rewards associated with holding those assets, and the implications of classifying an asset(s) in one category and then 'tainting' that category for future periods, should a change be made to the intention or operation of an asset(s) within that category. The Company believes that the current classifications best reflect the operational characteristics of the financial assets held.

*Classification of financial liabilities - the Company completed a review of the sub-categories of financial liabilities carried on the Statement of Financial Position. The Company believes that it has been as transparent as possible as to whom the financial liability obligations relate.

*Compilation of sensitivity analysis - the assumptions used in the modelling exercise have been based on what the Company considers as "reasonably possible".

At the reporting date, the Company has no other significant estimates or assumptions that have significant risk of causing a material adjustment to the carrying amounts of the assets and liabilities within the next financial year.

22.	SUBSEQUENT EVENTS

Deferred Legal fees payable at balance date were believed to relate to the parent company, Coeus Ltd, but had been invoiced to Zeecol Ltd. These invoices have since been credited after balance date and re-issued to the parent company, however at balance date were due for payment by Zeecol Ltd.